Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: October 29, 2004

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC.  ANNOUNCES APPOINTMENT OF DONALD W. JEWELL AS
INTERIM CHIEF EXECUTIVE OFFICER AND KEVIN M. TOMLINSON STEPPING
DOWN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Denver, Colorado – October 29, 2004 - Sport-Haley, Inc. (NASDAQ NMS – SPOR) (the “Company”) announced today that the Board of Directors has appointed Donald W. Jewell, Senior Vice President, to act as interim Chief Executive Officer until a permanent Chief Executive Officer can be appointed. Ronald J. Norick, Chairman of the Board, stated, “We are pleased to announce the appointment of Don Jewell to act as interim CEO.  Don has served Sport-Haley well as its Senior Vice President since February 2001. In addition, Don has previously acted as the chief executive officer of two apparel-related companies in Canada.” Mr. Jewell was the founder, president and director of Jewell-Rung International, a Canadian distributor of premium and mid-priced men’s apparel. Mr. Jewell began designing, sourcing and marketing golf apparel in 1993 while serving as the founder, chief executive officer and shareholder of Jewell Apparel Group, positions that he held from 1980 to 1999.

Because of Mr. Jewell’s appointment as interim Chief Executive Officer, Kevin M. Tomlinson, who has served as Chief Executive Officer since March 2002 and as President since January 2004, will step down from those positions effective today. Mr. Tomlinson will continue to serve the Company as a director. Mr. Tomlinson has agreed to assist the Chairman of the Board through the end of the term of his employment agreement on March 17, 2005, in the orderly transition of new management.

Mr. Norick stated, “The Board is very grateful for Kevin Tomlinson’s dedication and service to the Company during a period that has been challenging for the entire golf apparel industry and for Mr. Tomlinson, personally.” Mr. Norick stated further that “Mr. Tomlinson recently lost his father, Robert G. Tomlinson, who played a major role in the development of the Company and his brother is recovering from serious personal injuries sustained earlier this year. The Board understands and appreciates Mr. Tomlinson’s desire to step away from his duties to focus on important family matters. On behalf of the Board and all of the employees of the Company, we thank Kevin for his service and important contributions to the Company and wish him well in all of his future endeavors.”

- MORE -

Mr. Tomlinson stated that “It has been an honor and a privilege to serve as the Company’s Chief Executive Officer. I am grateful for the understanding and support that I have received from the Board and from the Company’s employees throughout my tenure. I am confident that the Board will choose a successor who will continue the Sport-Haley tradition of producing fashion golf apparel of the highest quality, with the most innovative designs available in the marketplace. I also look forward to assisting the Chairman of the Board in the transition to new senior management.”

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men’s and women’s fashion golf apparel and outerwear under the HALEY® label and premium men’s apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States.

Statements made in this news release that are not historical facts are forward-looking statements. The reader should be aware that the Sport-Haley’s actual results could differ materially from those contained in forward-looking statements. When used in this report, the words “may,” “will,” “will likely result,” “will continue,” “expect,” “anticipate,” “continue,” “estimate,” “plan,” “project,” “intend,” “believe” and similar expressions, variations of these words or negative of those words, and any statement regarding possible or assumed future results of operations of the Company’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of the Company could differ materially from those expressed in, or implied by, such forward-looking statements.

####